CERTIFIED RESOLUTIONS

      I, Tina H. Bloom, Assistant Secretary of The Cutler Trust (the "Trust"), hereby certifies that the following resolutions were adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, at a meeting of the Board held on August 21, 2007:

      WHEREAS,  the  Trustees  of  the  Trust,   including  a  majority  of  the
Independent Trustees, have reviewed the amount, type, form and coverage of the fidelity bond through Federal Insurance Company (the "Fidelity Bond"); and

WHEREAS, the amount of coverage under the Fidelity Bond is $350,000, being equivalent to or greater than the minimum amount of bond required by Rule 17g-1 promulgated under the Investment Company Act of 1940;

NOW, THEREFORE, BE IT RESOLVED, that the amount, type, form and coverage of the Fidelity Bond as described above and presented at the meeting are reasonable and the Fidelity Bond be, and it hereby is, approved; and

FURTHER RESOLVED, that the premium of $1,050 to be paid by the Fund under the Fidelity Bond for the period September 30, 2007 through June 30, 2008 be, and it hereby is, approved; and

FURTHER RESOLVED, that the Secretary or an Assistant Secretary of the Trust be, and he or she hereby is, designated as the person who shall make the filings and give the notices required by paragraph (g) of Rule 17g-1; and

FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to take any and all other actions deemed necessary or appropriate to effectuate these resolutions.


October 5, 2007


                                         /s/ Tina H. Bloom
                                       -----------------------------
                                         Tina H. Bloom
                                         Assistant Secretary